Mail Stop 3561


										January 10, 2006




Mr. William D. Harvey
Chairman and Chief Executive Officer
Alliant Energy Corporation
4902 N. Biltmore Lane
Madison, Wisconsin 53718


		RE:	Alliant Energy Corporation
			Form 10-K for Fiscal Year Ended December, 2005 Form 10-Q for Fiscal Quarter Ended September 30, 2005
			Filed March 4, 2005 and November 8, 2005
      File No.  1-9894

Dear Mr. Harvey:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


									Jim Allegretto
									Senior Assistant
Chief
Accountant
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March 22, 2005
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